Exhibit 99.1

Corporate Headquarters: 16005 Los Gatos Blvd, Los Gatos, CA 95032

Investor Relations Contact:	Company Contact:
Jody Burfening/Elric Martinez	Barry Cinnamon, President and CEO
Lippert / Heilshorn & Associates	Akeena Solar, Inc.
(212) 838-3777	(888) 253-3628
emartinez@lhai.com	bcinnamon@akeena.com

Akeena Solar Announces First Quarter 2008 Results

LOS GATOS, CA, May 8, 2008 - Akeena Solar, Inc. (NASDAQ: AKNS), a leading designer and installer of solar power systems, today announced results for the first quarter of 2008.

“We delivered 95% revenue growth in the first quarter compared to the first quarter of 2007, as expected, on the strength of an increase in both residential and commercial projects. Many of these installations are with Andalay, our proprietary solar panel system. The rollout of Andalay is proceeding extremely well and customers continue to respond very positively to the systems’ reliability and performance benefits. In addition, Andalay is now reaching customers in Europe through our license arrangement with Suntech,” said Barry Cinnamon, president and chief executive officer of Akeena Solar.

“Although installations were at a record level this quarter and customer inquiries were also at a record high, bookings did not keep pace. Since the beginning of the second quarter we have seen signs that a looming recession and tightening credit are weighing on consumers’ decisions to invest in residential solar installations - even with the price of energy skyrocketing. In addition, the uncertainty surrounding the extension of the federal investment tax credit (ITC) is restricting the availability of financing for future commercial projects,” continued Cinnamon. “We now expect demand for the rest of the year to be weaker than we had originally envisioned and full year revenue to grow by 40% to 50% over last year.

“To responsibly manage the business while demand remains weak, we have taken actions to reduce costs across the board,” added Cinnamon. “We are taking steps to streamline the organization, reduce headcount and redeploy assets to higher performing locations. The full benefit of these reductions will be apparent in the third quarter. Moreover, the ongoing rollout of Andalay is continuing to yield productivity improvements.”

Concluded Cinnamon, “In the short term, the recession and ITC uncertainty will dampen investments in solar power; in the medium term, the escalating cost of energy will only serve to stimulate demand. In the meantime, we will continue to promote the benefits of solar power while applying strict cost discipline to managing our business.”

Financial Results
Net sales for the first quarter of 2008 were $12.2 million, an increase of 94.7% compared to $6.3 million in net sales in the first quarter of 2007 and an increase of 18.7% compared to $10.3 million in sales in the fourth quarter of 2007. Growth in the first quarter of 2008 over the same quarter last year reflects a higher volume of residential and commercial installations.

Gross profit for the first quarter 2008 was $2.4 million, or 19.7% of sales, compared to $1.5 million, or 23.8% of sales, in the first quarter of 2007 and compared to $1.9 million, or 18.2% of sales, in the fourth quarter of 2007. Compared to the prior year, gross margin declined due to a higher average panel price associated with the mix of products. The sequential increase in gross margin reflects improved efficiency associated with the record level of installations.

Total operating expenses for the first quarter of 2008 were $7.1 million compared to $2.4 million for the same period last year and $6.5 million in the fourth quarter of 2007. Compared to the first quarter of 2007, the $4.7 million variance consisted of $3.1 million in compensation expense of which $937,000 was non-cash stock-based compensation expense.  The balance of the increase was primarily due to costs associated with having ten offices this year compared to three offices in the first quarter of 2007.  The $674,000 variance from the fourth quarter of 2007 was primarily due to Andalay installation training, labor costs associated with weather interruptions and insurance costs.

Net loss for the first quarter of 2008 was $4.6 million, or $0.16 per share, compared to a net loss of $933,000, or $0.06 per share, in the first quarter of 2007 and a net loss of $4.5 million, or $0.18 per share in the fourth quarter of 2007. The reduced per share loss in the first quarter of 2008 compared to the fourth quarter of 2007 reflects an increase in the average shares outstanding during the first quarter of 2008 associated with the $26.1 million capital raise completed last November.

Installations for the quarter amounted to approximately 1,587 kilowatts compared to approximately 827 kilowatts last year and approximately 1,316 kilowatts in the fourth quarter of 2007. Backlog as of March 31, 2008 was $11.9 million.

Outlook
In addition to continued recessionary conditions and continued increases in energy prices, management’s 2008 forecast now assumes that the ITC will not be extended this year. As a result, management anticipates revenue will increase by approximately 40% to 50% over 2007 revenue and that EBITDA breakeven, adjusted for stock-based compensation expense, will not be achieved this year.

Conference Call Information
Akeena Solar will host an earnings conference call at 11:00 a.m. Pacific Time (2:00 p.m. Eastern Time) today to discuss its first quarter 2008 earnings results. Management will discuss strategy, review quarterly activity, provide industry commentary, and answer questions.

The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at www.akeena.com. If you do not have Internet access, please dial 877-225-1676 in the U.S. International callers should dial 706-643-9669. The passcode is 46479337. If you are unable to participate in the call at this time, the webcast will be archived on the company’s website. In addition, a telephonic replay will be available for two business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 800-642-1687. International callers should dial 706-645-9291. The passcode is 46479337.

About Akeena Solar, Inc.

Founded in 2001, Akeena Solar's philosophy is simple: We believe producing clean electricity directly from the sun is the right thing to do for our environment and economy. Akeena Solar has grown to become one of the largest national installers of residential and commercial solar power systems in the United States. The company's new integrated solar panel system, Andalay, is the only solar panel system with integrated racking, wiring and grounding. Andalay panels offer unprecedented reliability, performance and aesthetics. For more information, visit Akeena Solar's website at www.akeena.com.

Safe Harbor

Statements made in this release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” “plans” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, the effectiveness, profitability, and marketability of such products, the ability to protect proprietary information, the impact of current, pending, or future legislation and regulation on the industry, the impact of competitive products or pricing, technological changes, the ability to identify and successfully acquire, integrate and manage client accounts and locations and deliver our services to customers of businesses and accounts acquired from third parties, the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and Akeena Solar assumes no obligation to update any such forward-looking statements.

- Tables to Follow -

AKEENA SOLAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2008	2007
Net sales	$12,248,372	$6,292,430
Cost of sales	9,832,817	4,792,864
Gross profit	2,415,555	1,499,566
Operating Expenses
Sales and marketing	2,116,294	768,131
General and administrative	5,012,357	1,637,861
Total operating expenses	7,128,651	2,405,992
Loss from operations	(4,713,096)	(906,426)
Other income (expense)
Interest income (expense), net	134,939	(26,978)
Total other income (expense)	134,939	(26,978)
Loss before provision for income taxes	(4,578,157)	(933,404)
Provision for income taxes	-	-
Net loss	$(4,578,157)	$(933,404)

Loss per common and common equivalent share:
Basic	$(0.16)	$(0.06)
Diluted	$(0.16)	$(0.06)

Weighted average shares used in computing loss
per common and common equivalent share:
Basic	27,760,194	16,463,663
Diluted	27,760,194	16,463,663

AKEENA SOLAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	Three Months Ended
	March 31,	December 31,
	2008	2007
Assets
Current assets
Cash and cash equivalents	$17,610,443	$22,313,717
Accounts receivable, net	11,818,757	9,465,055
Other receivables	264,889	278,636
Inventory	8,081,223	8,848,467
Prepaid expenses and other current assets, net	3,856,995	3,055,787
Total current assets	41,632,307	43,961,662
Property and equipment, net	1,888,423	1,796,567
Customer list, net	-	84,698
Goodwill	318,500	318,500
Other assets	215,715	162,880
Total assets	$44,054,945	$46,324,307
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$3,505,968	$6,716,475
Customer rebate payable	339,894	346,097
Accrued liabilities	3,310,314	1,431,880
Accrued warranty	752,251	647,706
Deferred purchase price payable	20,000	20,000
Deferred revenue	1,291,404	1,442,834
Credit facility	1,500,000	-
Current portion of capital lease obligations	24,518	24,130
Current portion of long-term debt	193,098	191,845
Total current liabilities	10,937,447	10,820,967

Capital lease obligations, less current portion	40,527	46,669
Long-term debt, less current portion	596,802	644,595
Total liabilities	11,574,776	11,512,231

Commitments, contingencies and subsequent events

Stockholders' equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized;
none issued and outstanding at March 31, 2008 and December 31, 2007	-	-
Common stock $0.001 par value; 50,000,000 shares authorized; 27,871,589 and
27,410,684 shares issued and outstanding at March 31, 2008 and December 31, 2007	27,871	27,411
Additional paid-in capital	49,658,308	47,412,518
Accumulated deficit	(17,206,010)	(12,627,853)
Total stockholders' equity	32,480,169	34,812,076
Total liabilities and stockholders' equity	$44,054,945	$46,324,307